UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2010

Colfax Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34045	54-1887631
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8730 Stony Point Parkway, Suite 150
Richmond, VA 23235
(Address of Principal Executive Offices) (Zip Code)

(804) 560-4070
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

On September 21, 2010, the Board of Directors (the “Board”) of Colfax Corporation (the “Company”) appointed C. Scott Brannan as the Company’s Chief Financial Officer and Treasurer, to be effective October 18, 2010.  Mr. Brannan resigned from the Board and all committees thereof on September 21, 2010 in connection with this appointment.  Mr. Brannan will succeed G. Scott Faison, who will step down as the Corporation’s Chief Financial Officer and Treasurer on October 18, 2010.  Mr. Faison’s change in position was communicated to him on September 16, 2010.

Further, on September 21, 2010, A. Clayton Perfall was appointed to the Board to fill the vacancy created by Mr. Brannan’s departure from the Board.  Mr. Perfall was also appointed as the chairman of the Audit Committee.  Rhonda Jordan, a director of the Company, was appointed to the Nominating and Corporate Governance Committee effective upon Mr. Brannan’s departure from the Board.

The full text of the Company’s press release issued on September 21, 2010, is attached hereto as Exhibit 99.1 and is incorporated in this report by reference.

Biographical Information Regarding Mr. Brannan

Mr. Brannan, age 52, served as a director of the Company from May 13, 2008 to September 21, 2010 and was the chairman of the Audit Committee during that time. Mr. Brannan has been a partner of Aronson & Company, an accounting and consulting firm, since 2003.

Employment Arrangements with Mr. Brannan

On September 21, 2010, the Company and Mr. Brannan entered into an employment agreement (the “Employment Agreement”) to be effective October 18, 2010. The following summary of the terms and conditions of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1.

Under the Employment Agreement, Mr. Brannan’s employment with the Company may be terminated for any reason by either party upon 60 days notice.  The Company may accelerate the termination date under the Employment Agreement so long as payment is made to Mr. Brannan of the base salary amount that would have been owed for the full notice period.   The base salary of Mr. Brannan is set under the Employment Agreement at $350,000 and his base salary may not be reduced below the amount previously in effect without his written agreement. In addition, Mr. Brannan is entitled to participate in the Company’s annual cash incentive program in a target amount equal to 50% of his base salary then in effect.

The Employment Agreement also contains non-competition, non-solicitation and non-disparagement restrictions during the term of the Employment Agreement and for certain specified periods thereafter.

In connection with Mr. Brannan’s appointment, the Board approved a grant to him of stock options valued at $375,000 and performance restricted stock units valued at $75,000, such grant to be made effective on October 18, 2010 (the “Grant Date”) pursuant to the terms of the Company’s 2008 Omnibus Incentive Plan.  The stock options will vest in three equal annual installments beginning with the first anniversary of the Grant Date (subject to Mr. Brannan’s continued service to the Company on each such anniversary) and will have a per share exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on the Grant Date.  The performance restricted stock units will be earned if the Company meets the 2010 adjusted earnings per share targets set for senior executives, and, if earned, will vest in two equal installments upon the fourth and fifth anniversaries of the Grant Date, subject to Mr. Brannan’s continued employment with the Company on each such anniversary.

The Employment Agreement also provides for Mr. Brannan to receive health insurance and other benefits commensurate with the benefits that the Company provides our senior executives.

In the event that Mr. Brannan is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the Employment Agreement), he will be entitled to (i) a lump sum payment equal to one times his base salary in effect and his target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual annual incentive payments made to him during the last three years) and (ii) a lump sum payment equal to his pro rata annual incentive compensation for the year of termination subject to the performance criteria having been met for that year under the annual bonus plan.  In the event Mr. Brannan is terminated by the Company without “cause” or for “good reason” within three months prior to a “change in control event” (each as defined in the Employment Agreement), or two years after a “change in control”, he will be entitled to (i) a lump sum payment equal to two times his base salary in effect and his target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual incentive payments made to him during the last three years), (ii) a lump sum payment equal to his pro rata annual incentive compensation for the year of termination and (iii) immediate vesting of all equity awards, with any performance objectives applicable to performance-based equity awards deemed to have been met at the greater of (a) the target level at the date of termination and (b) actual performance at the date of termination.  Mr. Brannan’s right to these severance payments is conditioned on his execution of a waiver and release agreement in favor of the Company.

Consulting Agreement with Mr. Faison

The Company and Mr. Faison have agreed to enter into a Consulting Agreement (the “Consulting Agreement”) providing that Mr. Faison will cease to be Chief Financial Officer on October 18, 2010 but will remain an employee until November 15, 2010. After Mr. Faison’s employment ends, he will be engaged as financial advisor to the Company, through February 28, 2011 or, if later, the filing of the Company’s Form 10-K for the fiscal year ended December 31, 2010.  He will be paid $275 per hour for his services for a minimum of 104 hours per month during the term of the Consulting Agreement.  In addition, on November 15, 2010, vesting will accelerate in full for 15,401 stock options granted to Mr. Faison on March 13, 2009 that would have otherwise vested on March 13, 2011 and for 9,670 stock options granted to Mr. Faison on March 29, 2010 that would have otherwise vested on March 29, 1011.  The term for exercise of these accelerated stock options, as well as 9,549 vested stock options granted in 2008 and 15,401 vested stock options granted in 2009, will be amended so that they will remain exercisable until November 15, 2012.  In addition, 12,483 shares of the Company’s common stock granted to Mr. Faison on May 7, 2008 that remain subject to delayed delivery will be delivered in full to Mr. Faison on or about November 15, 2010.  Mr. Faison will be entitled to certain additional payments after his employment ends pursuant to the terms of his Executive Employment Agreement dated April 29, 2008, as amended effective as of January 1, 2010.

Appointment of Mr. Perfall

As disclosed above, on September 21, 2010 A. Clayton Perfall was appointed to the Board to fill the vacancy created by Mr. Brannan’s resignation from the Board.  Mr. Perfall is also replacing Mr. Brannan as the chairman of the Audit Committee of the Board.

Consistent with the terms of the Company’s director compensation package for non-employee directors, Mr. Perfall received a grant of 5,556 restricted stock units upon his appointment to the Board.  These restricted stock units will vest in three equal installments on the first three anniversaries of the grant date.  Mr. Perfall will also receive an annual cash retainer of $35,000 and an annual equity award of $60,000 in restricted stock units at the time of the Company’s annual shareholders meeting, which award will vest in three equal installments on the first three anniversaries of the grant date.  The Board has approved a director deferred compensation plan which will allow Mr. Perfall to receive, at his discretion, deferred stock units in lieu of his annual cash retainer and meeting fees.

In connection with Mr. Perfall’s appointment to the Board, he and the Company have entered into the Company’s standard form of indemnification agreement for executive officers and directors, the form of which was previously filed as Exhibit 10.3 to the Company’s registration statement on Form S-1 (File No. 333-148486).

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, dated September 21, 2010, between C. Scott Brannan and Colfax Corporation

99.1	Colfax Corporation press release dated September 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colfax Corporation

Date: September 22, 2010	By:	/s/ Clay H. Kiefaber
	Name:	Clay H. Kiefaber
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

10.1	Employment Agreement, dated September 21, 2010, between C. Scott Brannan and Colfax Corporation

99.1	Colfax Corporation press release dated September 21, 2010